FOURTH AMENDMENT TO THE
EMPLOYMENT AGREEMENT
BETWEEN
FOSTER WHEELER INC.
AND
UMBERTO DELLA SALA

This FOURTH AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Employer”), and UMBERTO DELLA SALA (the “Executive”), dated as of March 1, 2008 (the “Employment Agreement”), is made and entered into this July 20, 2011.

WHEREAS, Foster Wheeler Ltd. entered into the Employment Agreement with the Executive on March 1, 2008, Foster Wheeler Ltd. and the Executive entered into a First Amendment to the Employment Agreement effective as of October 1, 2008, the Employer, with the Executive’s agreement, assumed the Employment Agreement from Foster Wheeler Ltd. in February 2009, the Employer and the Executive entered into a Second Amendment to the Employment Agreement, effective February 18, 2010 and a Third Amendment to the Employment Agreement, effective November 29, 2010 (the Employment Agreement, as so assumed and amended, the “Agreement”); and

WHEREAS, the Executive and the Employer have agreed that the Executive will continue to serve in the position of Interim Chief Executive Officer of Foster Wheeler AG until the earlier of September 30, 2011 or the date a permanent Chief Executive Officer’s employment commences; and

WHEREAS, the Executive and the Employer have also agreed to accelerate certain vesting dates related to his outstanding equity so that all of his outstanding equity would vest by no later than December 31, 2012 so long as he remains employed by the Employer through that date;

WHEREAS, the Executive and the Employer, with the approval of the Foster Wheeler AG Board of Directors and its Compensation Committee, have agreed to further amend the Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended as follows:

1.	Agreement Section 3.3 is hereby revised to read in its entirety as follows:

3.3           Long-Term Incentive.

3.3.1.  New Grants.  The Executive will receive on a date designated by the Parent’s Board during the first open trading window subsequent to the date of this Amendment (the “Grant Date”) the following:

3.3.1.1.  Restricted Stock Unit Grant.  A grant of a number of restricted stock units which will be payable in registered shares of the Parent (“Shares”) with an economic value as of the Grant Date equal to approximately Two Hundred Twenty-Seven Thousand US Dollars (USD $227,000) (the “Restricted Stock Units”).  The Restricted Stock Units will be granted under the Parent’s Omnibus Incentive Plan.  The Restricted Stock Units will be issued on the Grant Date.  For purposes of this Subsection 3.3.1, the determination of the number of Restricted Stock Units to be granted to Executive shall be consistent with the methodology used for valuing restricted stock units granted to employees which has been approved and adopted by the Compensation Committee of the Parent’s Board.

3.3.1.2   Stock Option Grant.  A grant of stock options to purchase Shares with an economic value as of the Grant Date equal to approximately Two Hundred Twenty-Seven Thousand US Dollars (USD $227,000) (the “Options”).  The Options will be granted under the Parent’s Omnibus Incentive Plan and for purposes of such Omnibus Incentive Plan:

(i)           the Options will be Nonqualified Stock Options;

(ii)           the exercise price will be equal to the Fair Market Value of a Share as defined under the terms of the Parent’s Omnibus Incentive Plan on the Grant Date; and

(iii)           the Expiration Date will be the seventh anniversary of the Grant Date.

The Options will be issued on the Grant Date.  For purposes of this Subsection 3.3.1.2, the determination of the number of Options to be granted to the Executive shall be consistent with the methodology used for valuing stock options granted to employees which has been approved and adopted by the Compensation Committee of the Parent’s Board.

3.3.1.3.  Vesting.  The Restricted Stock Units and the Options issued on the Grant Date will vest in full on December 31, 2012, provided that the Executive is still employed by the Employer on such date, subject to the provisions of Section 4 of the Employment Agreement as amended by its Second and Third Amendments.  Executive shall not be eligible to receive any additional regular cycle grants under the Parent’s Omnibus Incentive Plan during the Term.  For the avoidance of doubt, with regards to the Restricted Stock Units and Options provided for in this Amendment, the Executive shall be eligible for Retirement during the Term if he qualifies for the same under and within the meaning of the Parent’s Omnibus Incentive Plan, all on terms to be set forth in separate grant agreements as described below.

3.3.1.4.  Grant Agreements.  The Restricted Stock Units and Options will be governed by separate agreements entered into between the Executive and the Parent, and in the event of any inconsistency between such separate agreements and the terms of the Employment Agreement as amended by its Second and Third Amendments (including, but not limited to its Section 4), this Agreement shall govern and control.  For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

3.3.2  Amendment of Existing Vesting.

3.3.2.1   As to the Second Amendment.  The first sentence of Subsection 3.3.3 (Vesting) of the Executive’s Second Amendment to the Employment Agreement is hereby revised to read in its entirety as follows:

“With respect to the Restricted Stock Units and the Options issued on the Grant Date, both the Restricted Stock Units and the Options will vest in full on December 31, 2012, provided that the Executive is still employed on such dates, subject to the provisions of Section 4 of this Agreement.”

3.3.2.2   As to the Third Amendment.  The first sentence of Subsection 3.3.3 (Vesting) of the Executive’s Third Amendment to the Employment Agreement is here by revised to read in its entirety as follows:

“With respect to the Restricted Stock Units and the Options issued on the Grant Date, one-third will vest on each of the first and second anniversaries of the Grant Date and the final third will vest on December 31, 2012, provided that the Executive is still employed on such dates, subject to the provisions of Section 4 of this Agreement.”

3.3.3  General.  For the avoidance of doubt, (a) the grants under Subsection 3.3.1 are in addition to, and not in lieu of, the grants already made under the Employment Agreement and its Second and Third Amendments, which grants continue to be subject to the terms and conditions set out in the Agreement (as amended by Subsection 3.3.2 above) as well as the separate equity award agreements, and (b) in the event of any inconsistency between any separate equity agreements and the terms of the Employment Agreement as amended by its Second and Third Amendments (including, but not limited to its Section 4), this Agreement shall govern and control (provided, however, that nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.)

2.
For purposes of Section 3.9 of the Agreement, the Executive’s service as CEO shall be deemed to have commenced on October 22, 2010 and shall end upon the earlier of (A) September 30, 2011, or (B) the date a permanent Chief Executive Officer’s employment commences.

3.	All other terms and conditions of the Agreement not expressly modified by this Amendment remain valid and unchanged.

4.
This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FOSTER WHEELER INC.

By:	/s/ Beth B. Sexton
Name:	Beth B. Sexton
Title:	Executive Vice President, Human Resources

/s/ Umberto della Sala
UMBERTO DELLA SALA